Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PLBY Group, Inc. (the “Company”) of our reports dated March 29, 2024, relating to the consolidated financial statements and the schedule and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

/s/ BDO USA, P.C.

Los Angeles, California

May 10, 2024